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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
Kevin P. Bagby
Vice President and CFO
330/856-2443

             STONERIDGE REPORTS IMPROVED FIRST-QUARTER 2003 RESULTS
           -- Net income for the quarter shows substantial increase --
                           -- Sales rise in quarter --

WARREN, Ohio - April 24, 2003 - Stoneridge, Inc. (NYSE: SRI) today announced increases in sales to $159.6 million and net income to $7.0 million, or $0.31 per diluted share, for the first quarter ended March 31, 2003.

Net sales increased $1.9 million to $159.6 million, compared with $157.7 million for the first quarter of 2002. The increase in sales was primarily due to increased content per vehicle within the commercial vehicle market.

Net income was $7.0 million, or $0.31 per diluted share, for the first quarter of 2003, compared with a loss of $64.3 million, or $2.86 per diluted share, for the first quarter of 2002. First-quarter 2002 income before cumulative effect of accounting change was $5.6 million, or $0.25 per diluted share. Effective January 1, 2002, as a result of the adoption of SFAS 142, the Company recorded as a cumulative effect of a change in accounting principle a non-cash charge of $69.8 million, or $3.11 per diluted share, after applicable income taxes, to write-off a portion of the carrying value of goodwill. This non-cash charge did not affect the Company's income from operations.

"Our first-quarter financial results reflect our successful emphasis on cash flow generation and corresponding debt reduction as well as operational productivity improvements to counteract the effects of declining industry volume," said Cloyd J. Abruzzo, president and chief executive officer. "Although industry conditions were slightly better than our expectations in the first quarter, we continue to expect a year-over-year decline in our key markets in 2003. The entire Stoneridge organization remains focused on cash flow generation and gaining further operational improvements. We are committed to continued new product development and furthering growth opportunities as we navigate through the current business cycle."

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Outlook

On April 15, 2003, Stoneridge announced that it expected to report first-quarter earnings of $0.30 to $0.32 per share. The Company also announced that it expects net income of $0.90 to $0.95 per share for the full year of 2003. This full-year guidance is in line with the current First Call consensus average estimate of $0.94 per share.

In addition, based on the current industry outlook, Stoneridge anticipates second-quarter 2003 net income to be in the range of $0.24 to $0.26 per share.

Conference Call on the Web

A live Internet broadcast of Stoneridge's conference call regarding first-quarter 2003 results can be accessed at 11 a.m. Eastern time on April 24, 2003, at www.stoneridge.com or www.vcall.com, both of which will offer a webcast replay.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is a leading independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-road vehicle markets. Sales in 2002 were approximately $637 million. Additional information about Stoneridge can be found on the World Wide Web at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Factors that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer, a decline in automotive, medium- and heavy-duty truck or agricultural vehicle production, the failure to achieve successful integration of any acquired company or business, labor disputes involving the Company or its significant customers, risks associated with conducting business in foreign countries, or a decline in general economic conditions. In addition, this release contains time-sensitive information that reflects management's best analysis only as of the date of this release. Stoneridge does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in Stoneridge's periodic filings with the Securities and Exchange Commission.

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                                Stoneridge, Inc.
                    Condensed Consolidated Operating Results
                      (In thousands, except per share data)

                                                                 Three Months Ended
                                                                      March 31,
                                                                     (Unaudited)
                                                                     -----------

                                                                 2003           2002
                                                                 ----           ----
Net Sales                                                    $  159,559      $  157,744

Operating Income                                                 17,649          17,644

Income Before Income Taxes and Cumulative Effect of
Accounting Change                                                10,663           8,922

Provision for Income Taxes                                        3,658           3,345

Income Before Cumulative Effect of Accounting Change              7,005           5,577

Cumulative Effect of Accounting Change, net of tax                 --           (69,834)

Net Income (Loss)                                            $    7,005      $  (64,257)

Basic Net Income (Loss) Per Share:
    Income Before Extraordinary Loss and Cumulative
      Effect of Accounting Change                            $     0.31      $     0.25
    Cumulative Effect of Accounting Change, net of tax               --           (3.12)
                                                             ----------      ----------
    Basic Net Income (Loss) Per Share                        $     0.31      $    (2.87)

Diluted Net Income (Loss) Per Share:
    Income Before Extraordinary Loss and Cumulative
      Effect of Accounting Change                            $     0.31      $     0.25
    Cumulative Effect of Accounting Change, net of tax               --           (3.11)
                                                             ----------      ----------
    Diluted Net Income (Loss) Per Share:                     $     0.31      $    (2.86)

Basic Weighted Average Shares Outstanding                        22,402          22,399
Diluted Weighted Average Shares Outstanding                      22,600          22,486

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                                Stoneridge, Inc.
                          Condensed Balance Sheet Items
                                 (In thousands)

                                          March 31,       December 31,
                                             2003             2002
                                         (Unaudited)       (Audited)
                                         -----------       ---------

Current Assets                            $ 178,483        $ 175,675
Property, Plant and Equipment, net          109,826          111,838
Goodwill, net                               255,292          255,292
Total Assets                                572,594          571,127
Current Liabilities                         104,639           90,213
Non-Current Portion of Term Debt            228,274          248,918
Total Liabilities                           350,474          355,225
Shareholders' Equity                      $ 222,120        $ 215,902

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